MODIFICATION AGREEMENT

          This Modification Agreement is dated as of June 20, 2005 (this “Agreement”) and is entered into by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (“Brandywine”), and Donald E. Axinn, an individual with an office address at 131 Jericho Turnpike, Jericho, New York 11753 (“Axinn”).

Background

          Brandywine and Axinn, together with certain other parties, entered into a Contribution Agreement dated as of July 10, 1998 (the “Contribution Agreement”). Section 14(b) of the Contribution Agreement provides the terms and conditions pursuant to which Brandywine agreed to acquire, and Axinn agreed to transfer, ownership of a property known as “101 Paragon Drive.” Brandywine and Axinn are entering into this Agreement in order to terminate the agreements in Section 14(b) of the Contribution Agreement and provide for their respective rights and obligations with respect to 101 Paragon Drive.

          NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1. Definitions. Except as otherwise provided in this Agreement, terms used as defined terms in this Agreement have the respective meanings assigned to them in the Contribution Agreement. In addition, the following terms have the meanings assigned to them below:

a. “AMA Partnership” means Axinn Montvale II Associates, a New Jersey general partnership.

b. “Amended and Restated AMA Partnership Agreement” means the partnership agreement to be executed and delivered on the Maturity Date in the form attached hereto as Exhibit A and that will, upon execution and delivery, amend and restate in its entirety the partnership agreement of AMA Partnership.

c. “Code” shall mean the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.

d. “Lease” means the lease with Paid Prescriptions, Inc. dated March 16, 1995, as amended by a First Amendment to Lease dated _______, 2005.

e. “Lender” means NJRE Corp.

f. “Mortgage Loans” means the two loans in the aggregate principal amount of $11.0 million(as of the date hereof and after giving effect to amendments thereto through the date hereof) made by Lender and secured by mortgages on 101 Paragon Drive.

g. “Maturity Date” means September 15, 2010.

2. Termination of Section 14(b) and Related Matters. Except as provided in the next sentence, Brandywine and Axinn agree that the agreements in Section 14(b) of the Contribution Agreement are terminated. Axinn hereby: (i) reaffirms the accuracy of each of his representations and warranties in Section 14(b)(i) of the Contribution Agreement as of the date originally made; (ii) agrees that nothing in this Agreement limits his agreement in Section 14(b)(viii) of the Contribution Agreement and all of such agreements shall continue in full force and effect; and (iii) agrees that his agreement in Section 14(b)(viii) of the Contribution Agreement shall extend and apply to all of the arrangements and agreements provided for in, or contemplated by, this Agreement. It is the intent of the parties that nothing in this Agreement (or otherwise) shall impose upon Brandywine any liability for federal or state tax associated with the Mortgage Loans (including with respect to cancellation of indebtedness income attributable to the reduction in the original outstanding balance thereof), and Axinn shall indemnify and hold Brandywine harmless on account of any such tax. The Amended and Restated AMA Partnership Agreement shall be interpreted and applied in a manner consistent with such intent and agreement as to the Mortgage Loans.

3. Payment to Brandywine. On the date hereof, Axinn agrees to pay to Brandywine the sum of Five Hundred Thousand Dollars ($500,000) in immediately available funds.

4. Net Cash Flow; Capital Proceeds; and Expense Sharing.

a. Axinn and Brandywine agree that from and after the date hereof, Brandywine shall be entitled to fifty percent (50%) of any net cash flow available for distribution on account of the ownership and operation of 101 Paragon Drive (“Net Cash Flow”), and Axinn (for himself and anyone claiming with or through him) shall be entitled to fifty percent (50%) of Net Cash Flow. Axinn agrees to defend and hold harmless Brandywine against any third party claims with respect to the distribution of Net Cash Flow to Brandywine as provided herein.

b. Axinn and Brandywine agree that from and after the date hereof, Brandywine shall be entitled to fifty percent (50%) of any proceeds available for distribution on account of the sale, casualty, condemnation or refinancing of 101 Paragon Drive (“Capital Proceeds”), and Axinn (for himself and anyone claiming with or through him) shall be entitled to fifty percent (50%) of the Capital Proceeds. Axinn agrees to defend and hold harmless Brandywine against any third party claims with respect to the distribution of Capital Proceeds to Brandywine as provided herein.

c. Upon execution and delivery of the Amended and Restated AMA Partnership Agreement, distributions on account of ownership and operation of 101 Paragon Drive shall be made as provided in the Amended and Restated AMA Partnership Agreement.

5. Management and Leasing. From the date hereof until the execution and delivery of the Amended and Restated AMA Partnership, Brandywine shall have sole authority to control the leasing and management of 101 Paragon Drive and shall have sole authority to set the operating and capital budgets for 101 Paragon Drive. Upon execution and delivery of the Amended and Restated AMA Partnership Agreement, control over leasing and management of 101 Paragon Drive shall be as provided in the Amended and Restated AMA Partnership Agreement.

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6. Axinn Commitments. Prior to 12:00 p.m. Eastern Standard Time on the Maturity Date, Axinn agrees to:

a. cause fee title to 101 Paragon Drive to be transferred to AMA Partnership, free and clear of any liens and encumbrances other than the lien of the [mortgage][deed of trust] that secures the Mortgage Loans, and to pay any state or local transfer taxes payable on account of such transfer or the recordation of the deed in respect thereof;

b. contribute to AMA Partnership the sum of $5.5 million;

c. direct that the amounts contributed by Axinn pursuant to paragraph 6(b) above be applied, together with Brandywine’s contribution pursuant to paragraph 8(b) below, to repay in full the Mortgage Loans;

d. at his sole expense, cause a title insurance policy to be issued in favor of AMA Partnership with a non-imputation endorsement;

e. execute (and cause each of Lennard Axinn and Trust UTW of Theodore Geffner or their assigns to execute) the Amended and Restated AMA Partnership Agreement in the form attached hereto as Exhibit A, and Axinn agrees to indemnify and hold harmless Brandywine and its successors and assigns from and against any claims or liability attributable to the failure of Lennard Axinn and/or Trust UTW of Theodore Geffner or their assigns to execute the Amended and Restated AMA Partnership Agreement.

7. Indemnity. Axinn agrees to indemnify and hold Brandywine and its successors and assigns harmless against any third party claims to ownership of AMA Partnership or of an interest in 101 Paragon Drive and against any liabilities that do not relate directly to the ownership and operation of 101 Paragon Drive. Axinn represents and warrants to Brandywine that he has full authority to execute and deliver this Agreement and that the execution, delivery and performance of this Agreement does not violate any agreements or understandings with any persons or entities and this representation and warranty shall survive the execution and delivery of this Agreement and Axinn agrees to indemnify and hold Brandywine and its successors and assigns harmless against any third party claims or other losses on account of a breach of such representation and warranty.

8. Brandywine Commitments.

a. Between 12:00 p.m. and 3:00 p.m. Eastern Standard Time on the Maturity Date, and subject to and conditioned on, performance by Axinn of his agreements in this Agreement, including his prior performance of his agreements in Paragraph 6, and subject to Paragraph 8(b) below, Brandywine agrees to:

1. contribute to AMA Partnership the sum of $5.5 million;

2. execute (or cause one or more subsidiaries to execute) the Amended and Restated AMA Partnership Agreement in the form attached hereto as Exhibit A.

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b. Brandywine’s obligation to fund its $5.5 million contribution as provided in Paragraph 8(a) above shall be conditioned on delivery by Lender of a pay-off letter that confirms that, upon payment of the outstanding principal balance of the Mortgage Loans and accrued but unpaid interest thereon, it will cause all of its liens and encumbrances on 101 Paragon Drive to be released.

c. Brandywine shall interpret and apply The Amended and Restated AMA Partnership Agreement in a manner consistent with right of Axinn, pursuant to Section 14(b)(vi) of the Contribution Agreement, to apply Section 108(a)(1)(D) of the Code to any cancellation of indebtedness income attributable to the reduction in the original outstanding balance of the Mortgage Loans.

9. Brandywine and Axinn Rights of Assignment.

a. Brandywine shall have the right to assign all of its rights and delegate all of its obligations to a third party and to thereupon automatically be released from any further obligations arising hereunder; provided, however, that prior to the effective date of any such assignment and delegation to a person or entity other than a subsidiary of Brandywine (a “Non-Brandywine Entity”), Brandywine shall provide Axinn with forty five (45) days prior written notice of the identity of the proposed assignee and the terms of the proposed assignment and afford Axinn a right to “match” the terms of such offer. If Axinn has agreed to match the terms offered by such Non-Brandywine Entity within such forty-five (45) day period, then Brandywine shall effect such assignment and delegation to or as directed by Axinn and shall thereupon automatically be released from any further obligations arising hereunder. Brandywine shall, at the time of an assignment or delegation to a Non-Brandywine entity have a good faith belief that the Non-Brandywine Entity is capable of performing the financial obligations to be delegated to it hereunder.

b. Axinn may assign his rights and delegate his obligations hereunder only upon the prior written consent of Brandywine.

10. Expenses. Axinn agrees to pay all of the expenses associated with (i) the consummation of the Mortgage Loans and documents relating thereto (including any expenses associated with the modification of the existing loan, (ii) the consummation of the Lease and documents relating thereto (including any expenses associated with the modification of the existing lease and (iii) brokerage fees and commissions associated with any of the foregoing. In addition, each of Brandywine and Axinn agrees to pay for its own legal fees incurred in the preparation of this Agreement and Exhibit A.

11. Notices. All notices, requests and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to a party either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by courier services, charges prepaid, to such party’s address as set forth below. Any such notice, request or communication shall be deemed to be delivered, given and received for all purposes of this Agreement (i) as of the date so delivered, if delivered personally to the person entitled thereto, (ii) three (3) business days after being deposited in the United States mail, if delivered by first class or express mail, postage prepaid or (iii) one (1) business day after being deposited with a courier service for delivery if notice is sent by courier services.

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If to Brandywine: 401 Plymouth Road Plymouth Meeting, PA 19462 Telecopier No.: 610-832-4928

If to Axinn: c/o Donald E. Axinn Companies 131 Jericho Turnpike Jericho, NY 11753 Telecopier No.: 516- 997-5403

12. Authorship; Advice of Counsel. Each of the parties has actively participated in the negotiation and drafting of this Agreement, and each has received independent legal advice from his attorney concerning this Agreement. In the event of a dispute regarding this Agreement, the parties will be conclusively deemed to be the joint authors of this Agreement and no provision of this Agreement will be interpreted against a party by reason of authorship.

13. Prevailing Party Reimbursement. In the event of any dispute between the parties arising out of this Agreement resulting in any litigation, the prevailing party in such litigation shall be entitled to recover from the non-prevailing parties all reasonable out-of-pocket costs and expenses in connection with such dispute.

14. Headings. The headings preceding the text of the Paragraphs of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning or construction.

15. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of State of New Jersey.

16. Amendments. This Agreement may not be amended or otherwise changed in any respect whatsoever except by a writing signed by each of the parties or their permitted successors and assigns.

17. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes any and all prior or contemporaneous agreements, whether written or oral, concerning the subject matter hereof.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs and assigns, and any other persons who may in any fashion claim an interest in the subject matter hereof through any of the parties.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

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20. Facsimile. A facsimile copy of an original written signature shall be deemed to have the same effect as an original written signature.

IN WITNESS THEREOF, this Agreement has been executed by each party as of the day, month and year first above written.

BRANDYWINE OPERATING PARTNERSHIP, L.P. By: Brandywine Realty Trust, its general partner By: /s/ Gerard H. Sweeney Title: President and Chief Executive Officer /s/ Donald E. Axinn Donald E. Axinn

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EXHIBIT A

FORM OF AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT
OF
101 PARAGON DRIVE GENERAL PARTNERSHIP

          THIS AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT (the “Agreement”) is made and entered into as of the ___ day of ________, ____ by and between Brandywine Operating Partnership, L.P., [a Delaware limited partnership (“Brandywine”)] [insert name of actual Brandywine entity; provided that if Brandywine assigns its rights under the Modification Agreement dated ________, 2005, then insert the name of the assignee and all references in this Agreement to “Brandywine” shall be changed to the name of such assignee], Donald E. Axinn, an individual with an address at 131 Jericho Turnpike, Jericho, New York (“Axinn”), Lennard Axinn, an individual with an address at [            ] (“LA”), and Trust UTW of Theodore Geffner (“Geffner Trust”) (Brandywine, Axinn, LA and Geffner Trust are referred to collectively as the “Partners”), each as a general partner of 101 Paragon Drive General Partnership. This Agreement amends and restates in its entirety that certain General Partnership Agreement of Axinn Montvale II Associates dated as of January 17, 1982 (the “Prior Agreement”), as amended, by and among Axinn, Lennard Axinn and Trust UTW of Theodore Geffner, as the sole partners.

          Capitalized terms used in this Agreement shall have the meanings set forth on Exhibit A attached hereto unless they are otherwise defined in the particular section in this Agreement in which they are used.

BACKGROUND

          On the date hereof, Brandywine has contributed the sum of $5,500,000 to the capital of the Partnership, and Axinn has contributed to the Partnership the sum of $5,500,000. In addition, Axinn has transferred to the Partnership title to the land identified on Exhibit B (the “Land”), together with the office building and related improvements on the Land known as “101 Paragon Drive” (such Land, building and related improvements are hereinafter referred to collectively as the “Property”). Collectively, such transfers are referred to herein as the “Contribution.”

          NOW, THEREFORE, the Partners, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE 1 GENERAL PROVISIONS

1.1. Admission of Brandywine; Continuation of Partnership. Brandywine is hereby admitted to the Partnership as a partner, and, to the fullest extent permitted by law, shall have sole authority to make decisions for and on behalf of the Partnership, subject only to the express limitations set forth herein. The Partners agree to continue the Partnership a general partnership under the laws of the State of New Jersey solely for the purpose set forth in this Agreement. The Partners agree that the Partnership shall be operated pursuant to the terms and conditions set forth in this Agreement.

1.2. Name and Principal Place of Business. The name of the Partnership is hereby changed from “AXINN MONTVALE II ASSOCIATES” to “101 PARAGON DRIVE GENERAL PARTNERSHIP” and may be changed hereafter to such other name as Brandywine, in its sole discretion, from time to time may select. The principal place of business of the Partnership shall be c/o Brandywine Realty Trust, 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462, or such other place as Brandywine, in its sole discretion, from time to time may determine.

1.3. Purpose. The purpose of the Partnership shall be to own the Property and to manage, operate, maintain and lease the Property on such terms and for such period of time as Brandywine, in its sole discretion, from time to time may determine. Brandywine shall have complete discretion as to the time, scope and nature of any improvements to be made on the Property, and the time or times at which, and the terms on which, the Property shall be sold or otherwise disposed of, whether in whole or in part.

1.4. Management. The management of the Partnership shall be vested exclusively in Brandywine. Brandywine may cause the Partnership to enter into such agreements, including agreements with Affiliates of Brandywine, as Brandywine determines from time to time in its commercially reasonable discretion; provided that any agreements of the Partnership with any Affiliates of Brandywine are on commercially reasonable terms.

1.5. Title to Property. All property owned by the Partnership, whether real or personal, tangible or intangible, including the Land, shall be owned by the Partnership as an entity and in the name of the Partnership.

1.6. Term. The term of the Partnership shall continue until the Partnership is terminated in accordance with Article 6 of this Agreement.

ARTICLE 2 DISTRIBUTIONS; CAPITAL MATTERS; ALLOCATIONS

2.1. Distributions. Distributions, whether from operating cash flow, a sale of assets or otherwise, shall be made from time to time by the Partnership at the direction of Brandywine to the Partners in accordance with their respective Percentage Interests. As set forth on Exhibit B, the Percentage Interest of Brandywine is fifty percent (50%) and the aggregate of the Percentage Interests of Axinn, LA and Geffner Trust is fifty percent (50%) and Axinn agrees to indemnify and hold harmless Brandywine and its successors and assigns from and against any claims by either of LA or Geffner or Trust any other third party with respect to Brandywine’s Percentage Interest in the Partnership and its entitlements and rights on account thereof and as provided herein.

2.2. Maintenance of Capital Accounts. The Partnership shall maintain a separate capital account for each Partner in accordance with Treasury Regulations promulgated under Section 704(b) of the Code. Each Partner’s Capital Account shall be (1) increased by (a) the amount of money contributed by such Partner to the capital of the Partnership, (b) the Gross Asset Value of any property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such contributed property) and (c) the amount of Profits and items of Partnership income or gain specially allocated to such Partner under this Agreement, and (2) decreased by (a) the amount of money distributed to such Partner by the Partnership pursuant to this Agreement, (b) the Gross Asset Value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property) and (c) the amount of Losses and items of Partnership deduction, loss or expense specially allocated to such Partner under this Agreement.

2.3. Capital Contributions.

2.3.1. As of the date hereof and reflected in the Capital Accounts of the Partners set forth in Exhibit B, the Capital Contributions described in the background section of this Agreement shall be made.

2.3.2. To properly account for the Contribution, all assets of the Partnership (including the Property) shall be revalued to reflect their respective Gross Asset Values (which shall be their respective fair market values as provided in Treasury Regulation §1.704-1(b)(2)(iv) (e), (f) and (g) and the definition of Gross Asset Value) immediately prior to the admission of Brandywine to the Partnership and the Capital Account balances of Axinn, LA, and Geffner Trust shall be adjusted accordingly. Notwithstanding Section 3.6, the Partners hereby agree that the aggregate Gross Assets Value the Project Land and all other Partnership assets immediately prior to the admission of Brandywine to the Partnership totals $11,000,000.00, which shall be apportioned among the assets of the Partnership as provided in Exhibit C.

2.4. Book Allocations.

2.4.1. For each Fiscal Year of the Partnership (or shorter period as determined pursuant to Section 706 of the Code), the Profits and Losses of the Partnership shall be allocated among the Partners in accordance with their respective Percentage Interests.

2.4.2. The allocations set forth in Section 2.4.1. are intended to allocate Profits and Losses to the Partners in compliance with the requirements of section 704(b) of the Code and the Regulations promulgated thereunder. If Brandywine reasonably determines that the allocation of Profits or Losses for any period pursuant to the provisions of Section 2.4.1 does not satisfy the “substantial economic effect safe harbor” of Section 704(b) of the Code or the Regulations promulgated thereunder (including the minimum gain and partner minimum gain chargeback requirements of Section 1.704-2 of the Regulations) then notwithstanding anything to the contrary contained in this Agreement, items otherwise included in the computation of Profits and Losses shall be specially allocated in such manner as Brandywine shall reasonably determine to be required by Section 704(b) of the Code and the Treasury Regulations promulgated thereunder; provided, however, that, if Brandywine exercises its authority to make such allocations, then, notwithstanding the other provisions of this Article 2, but subject to Section 704(b) of the Code and the Regulations promulgated thereunder, Brandywine shall reallocate other items of income, gain, deduction, loss, or other items otherwise included in the computation of Profit or Loss among the Partners so as to cause the Partners’ respective separate Capital Accounts to have balances (or as close thereto as possible) they would have if Profit and Loss and all other items of income, gain, deduction or loss were allocated without reference to the allocations permitted by this Section 2.4.2.

2.5. Tax Allocations. Partnership items of taxable income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Partners in the same manner as their corresponding book items were allocated pursuant to Sections 2.4.1 and 2.4.2, except as otherwise required by Section 704(c) of the Code and the regulations promulgated thereunder (which generally require that in the event that the value of any item of Partnership property as reflected on its books differs from its adjusted tax basis upon contribution or revaluation, that tax allocations of income, gain, loss and deduction relating thereto be shared among the Partners in a manner that takes into account the variation between such book value and adjusted tax basis). Any elections or other decisions relating to Section 704(c) allocations or tax allocations shall be made by Brandywine in its complete discretion.

ARTICLE 3 BOOKS, RECORDS, REPORTS AND ACCOUNTING

3.1. Books and Records. The Partnership shall keep or cause to be kept at its principal place of business such books and records as Brandywine considers appropriate.

3.2. Fiscal Year. The “Fiscal Year” and taxable year of the Partnership shall be the calendar year or such other accounting period as Brandywine may determine in its sole discretion to the extent consistent with Section 706 of the Code.

3.3. Accounting Period.

3.3.1. Unless otherwise determined by Brandywine in its sole discretion, the Partnership shall use the accrual method of accounting in maintaining its books and records and in preparation of its financial statements for federal income tax purposes.

3.3.2. Notwithstanding anything to the contrary set forth in this Agreement, the Partnership shall use an interim closing of the books method (as described in Regulation Section 1.706-1(c)(2)(ii)) in applying Section 706(d) to the Partnership taxable year encompassing the admission of Brandywine to the Partnership. For the avoidance of doubt, such interim closing of the books shall result in all Profits and Losses (and all other items of Partnership income, gain, loss, expense, and deduction) recognized by the Partnership prior to the admission of Brandywine to the Partnership being allocated to the Partners of the Partnership other than Brandywine.

3.4. Tax Matters. The Partners hereby appoint and designate Brandywine as the Tax Matters Partner. Axinn agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in conducting those proceedings relative to the Partnership.

3.5. Tax Elections. Any and all elections for federal, state and local tax purposes, including without limitation, any election (i) to adjust the basis of Partnership assets (including the Property) pursuant to Code Sections 754, 734(b) and 743(b), or comparable state or local law, in connection with Transfers of interests in the Partnership and (ii) to extend the statute of limitations for assessment of tax deficiencies against the Partnership and the Partners with respect to adjustments to the Partnership’s federal, state or local tax returns shall be determined by Brandywine in its sole discretion.

3.6. Valuations. Unless otherwise provided herein, any determination of fair market value for the purposes of this Agreement shall be made by Brandywine in its reasonable discretion.

ARTICLE 4 THE PARTNERS

4.1. Meeting of Partners. The Partners shall hold meetings from time to time as the Partners may mutually agree at the offices of Brandywine or at such other location as the Partners may agree. Any Partner may call for a meeting by giving ten (10) days prior written notice to the other Partner, which notice shall specify the purpose of the meeting; provided, however, that the ten (10) days notice period may be waived by the other Partner.

4.2. Partnership Records. Each Partner shall have access to all books and records of the Partnership during normal business hours and shall be entitled, at its own expense, to make copies of such books and records. Each Partner also shall have access to the Partnership’s officers, attorneys and auditors for any reasonable business purpose.

4.3. Activities of Partners. No Partner or Affiliate of any Partner shall be obligated to devote its exclusive time and effort to the business or affairs of the Partnership, but each Partner shall devote sufficient time, effort and resources (including employees or agents of such Partner) to the business or affairs of the Partnership as in its judgment is reasonably required to fulfill its obligations and role in the Partnership’s businesses and to promote the purposes of the Partnership.

4.4. Independent Activities of Partners. Each Partner (acting on its own behalf) and its Affiliates may, notwithstanding any implication in any provision of this Agreement to the contrary, engage in any activities it may choose, even if such activities constitute the same type of business as the business of the Partnership or are competitive with the Partnership, and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner or its Affiliates from engaging in such activities or require any Partner to permit the Partnership or any other Partner to participate in or share in the benefits of such activity.

ARTICLE 5 TRANSFERS

5.1. Transfer Restrictions. Except as otherwise provided in this Agreement, none of Axinn, LA or the Geffner Trust may make any Transfer of all or any portion of its interest in the Partnership, including, without limitation, a Transfer of a right to Profits, Losses or distributions hereunder, unless and until Brandywine consents to the Transfer and the proposed transferee complies with the provisions of this Article 5. Any Transfer in violation of the requirements of this Agreement shall be null and void ab initio and of no force or effect whatsoever. Axinn, LA and Geffner Trust each hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Partnership’s purpose and the relationship of the Partners. Accordingly, the restrictions on Transfer set forth herein shall be specifically enforceable.

5.2. Permitted Transfers. Notwithstanding Section 5.1, each of Axinn, LA and Geffner Trust may Transfer all or any portion of its interest in the Partnership (i) to another Partner or (ii) to one of its Affiliates or (iii) to one or more of his spouse and/or children or a trust established for the sole benefit of his spouse and/or children (or similar estate planning vehicle) (in each case, a “Permitted Transferee”), provided that a Permitted Transferee shall be required to comply with the provisions of Section 5.3.

5.3. Conditions of Transfer. Notwithstanding Section 5.2 hereof, a Transfer by any of Axinn, LA or Geffner Trust shall not be allowed unless and until the following conditions precedent are satisfied, and once satisfied, the Permitted Transferee shall succeed to all rights and be subject to all obligations of the transferring Partner with respect to the transferred interest:

5.3.1. all agreements, written consents and all other necessary documents and instruments shall have been executed and filed and all other acts shall have been performed which Brandywine deems reasonably necessary to make the Permitted Transferee a substitute Partner of the Partnership, including, without limitation, the execution by such Permitted Transferee of a counterpart signature page to this Agreement pursuant to which the Permitted Transferee shall assume any and all obligations and have all rights and interests under this Agreement with respect to the transferred interest; and

5.3.2. unless otherwise waived by Brandywine, Brandywine shall have received such assurances as may be necessary or appropriate in the opinion of counsel to the Partnership to confirm that the Transfer would not (i) violate the Securities Act or any state securities laws or cause the Partnership to register thereunder; (ii) cause the Partnership to be treated as other than a partnership for federal income tax purposes; or (iii) terminate the Partnership for federal income tax purposes; and

5.3.3. all reasonable expenses incurred by the Partnership in connection with the Transfer shall have been paid by or for the account of the Transferee.

5.4. Right of First Offer. Brandywine may freely transfer all or any portion of its interest in the Partnership to an Affiliate and such Affiliate may in turn transfers all or any portion of its interest to another Affiliate. Brandywine agrees that for so long as Axinn continues to own his interest in the Partnership, neither Brandywine nor any Affiliate transferee, will enter into an agreement to sell its interest in the Partnership (other than to an Affiliate) without first affording Axinn the opportunity to purchase the interest on the terms and conditions on which Brandywine or the Affiliate proposes to sell the interest. If Axinn does not affirmatively exercise an offer to purchase the Brandywine interest proposed to be offered and sold within forty five (45) days of the date Axinn is presented with the offer (and close on the purchase within such forty five (45) day period), then Brandywine or its Affiliate shall be free to sell the interest to any third party on terms that are substantially the same as the terms presented to Axinn.

5.5. Transfers; Recharacterization. Subject to Section 3.3.2, if any interest is transferred during any Fiscal Year in compliance with the provisions of this Agreement, Profits, Losses, each item thereof, and all other items attributable to such transferred interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Section 706(d) of the Code, using any conventions permitted by law and reasonably selected by the non-transferring Partner.

ARTICLE 6 DISSOLUTION AND LIQUIDATION

6.1. Dissolution. The Partnership shall dissolve upon the earliest to occur of any of the following:

(a) the election by Brandywine;

(b) the Bankruptcy of any Partner or the occurrence of any other action which causes dissolution of the Partnership under the Act; or

(c) December 31, 2050.

6.2. Liquidation. Upon the dissolution of the Partnership, the Partnership shall cease to carry on its business, except insofar as may be necessary for the winding up of its business. Upon dissolution of the Partnership, Brandywine shall designate a Person (which may include itself) to act as the liquidating trustee (the “Liquidating Trustee”) and the business and affairs of the Partnership shall be wound up and the Partnership liquidated as rapidly as business circumstances permit, and the proceeds thereof shall be distributed (to the extent permitted by applicable law) in the following order and priority:

6.2.1. To the payment of the debts and liabilities of the Partnership in the order of priority provided by law.

6.2.2. To the payment of the expenses of liquidation of the Partnership in the order of priority provided by law.

6.2.3. To the setting up of such reserves as the Liquidating Trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership’s business, provided that any such reserve will be held by the Liquidating Trustee for the purposes of disbursing such reserves in payment of any of the aforementioned contingencies and at the expiration of such period as the Liquidating Trustee shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided.

6.2.4. The balance of the proceeds, if any, to be distributed to the Partners to the extent of their positive Capital Account balances (after the adjustments required by Regulation Section 1.704-1(b)(2)).

ARTICLE 7 MISCELLANEOUS

7.1. Indemnification. No Partner or any Affiliate of any Partner shall be liable, responsible, accountable in damages or otherwise to the Partnership or any Partner for any act or failure to act hereunder in connection with the Partnership and its business or in the operation and maintenance of the Partnership’s assets unless the act or omission is attributed to willful misconduct or fraud. Each Partner and each Affiliate of any Partner shall be indemnified, defended and held harmless by the Partnership to the fullest extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and costs), judgments, fines, settlements, demands, actions or suits relating to or arising out of the business of the Partnership or the operation and maintenance of the assets of the Partnership or the exercise by the Partner of any authority conferred upon it hereunder.

7.2. Amendments. This Agreement may not be amended, modified or revised in any manner without the prior written consent of each of the Partners.

7.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey

7.4. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Partners and their respective successors and, where permitted, their assigns and Affiliates.

7.5. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of the context hereof.

7.6. No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever.

7.7. Legal Representation. Each party to this Agreement acknowledges that such party is represented by competent legal counsel and that such counsel has fully reviewed this Agreement. This Agreement shall be construed in accordance with its fair meaning without any presumption against the party responsible for drafting this Agreement.

7.8. Entire Agreement. This Agreement, and the agreements attached as exhibits hereto, contain the entire agreement between the parties hereto and supersede any and all prior and contemporaneous agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, oral statements, oral promises or oral inducements exist. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by the parties hereto.

7.9. Counterparts. This Agreement may be signed in any number of counterparts, with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute but one and the same agreement. Any and all counterparts may be executed by facsimile.

[SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT effective as of the day and year first above written.

PARTNERS:

BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, by Brandywine Realty Trust, a Maryland real estate investment trust, its sole general partner

By: _________________________________ Gerard H. Sweeney, President and Chief Executive Officer

____________________________________ Donald E. Axinn, Individually

____________________________________
Lennard Axinn, Individually

Trust UTW of Theodore Geffner

By: _________________________________,
Trustee

EXHIBIT A
TO
AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT
OF 101 PARAGON DRIVE GENERAL PARTNERSHIP

DEFINITIONS OF TERMS

          The following terms used in this Agreement shall have the meanings described below:

          “Act” shall mean the New Jersey Uniform Partnership Act, as amended from time to time.

          “Affiliate” shall mean a Person who, with respect to any Partner: (a) directly or indirectly controls, is controlled by or is under common control with such Partner; (b) owns or controls ten percent (10%) or more of the outstanding securities of such Partner; or (c) is an officer, director, member, manager or partner of such Partner.

          “Agreement” means this Amended and Restated General Partnership Agreement, as it may be amended, restated or supplemented from time to time.

          “Bankruptcy” means, with respect to a Partner, the happening of any of the following: (a) the making of a general assignment for the benefit of creditors; (b) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Partner to be bankrupt or insolvent; (d) the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against a Partner in any bankruptcy proceeding; (f) the filing of an application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of a Partner’s properties; and (g) the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within 180 days.

          “Capital Account” shall mean the accounting record of each Partner’s capital interest, if any, in the Partnership maintained pursuant to and in accordance with Section 2.2 hereof.

          “Capital Contribution” means, with respect to any Partner and an equity ownership interest in the Partnership held or purchased by such Partner, the amount of money and the initial Gross Asset Value of any asset (other than money) contributed to the Partnership (net of liabilities assumed or taken subject to by the Partnership with respect to such equity ownership interest).

          “Contribution” has the meaning set forth in the Background section of this Agreement.

          “Code” shall mean the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.

          “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. In the event that the federal income tax depreciation, amortization, or other cost recovery deduction is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by Brandywine or required by the tax laws.

          “Fiscal Year” has the meaning set forth in Section 3.2 of this Agreement.

          “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

          (i)      Subject to Section 2.3.2, the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by Brandywine in accordance with Section 3.6;

          (ii)      Subject to Section 2.3.2, the Gross Asset Values of all Partnership assets shall be adjusted, in the discretion of Brandywine, to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by Brandywine in accordance with Section 3.6 hereof as of the following times: (A) the acquisition of an additional equity ownership interest in the Partnership by any new or existing Partner; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets with respect to a Partnership equity ownership interest; (C) the liquidation of the Partnership within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); and (D) the withdrawal of a Partner from the Partnership; provided that an adjustment described in clauses (A), (B), and (D) of this paragraph shall be made only if the Brandywine reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership;

          (iii)      The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by Brandywine in accordance with Section 3.6 hereof;

          (iv)      The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations §1.704 1(b)(2)(iv)(m); and

          (v)      If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

          “Percentage Interest” shall mean as to each Partner, that Partner’s relative economic sharing ratio as to Partnership operations as set forth next to such Partner name on Exhibit B.

          “Person” means an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.

          “Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

          (i)      Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

          (ii)      Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

          (iii)      In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii), (iii), or (iv) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

          (iv)      Gain or loss resulting from any disposition of a partnership asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

          (v)      In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

          (vi)      To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s equity ownership interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

          Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 2.4.2 shall not be taken into account in computing Profits or Losses.

          The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 2.4.2 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

          “Tax Matters Partner” means the “tax matters Partner” as defined in Code Section 6231(a)(7).

          “Transfer” means to sell, assign, transfer, give, donate, pledge, deposit, alienate, bequeath, devise or otherwise dispose of or encumber all or any portion of an interest to any Person other than the Partnership.

          “Treasury Regulations” or “Regulations” shall mean pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

END OF EXHIBIT A

EXHIBIT B
TO
AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT
OF 101 PARAGON DRIVE GENERAL PARTNERSHIP

POST CONTRIBUTION OWNERSHIP SCHEDULE

Name and Address	Capital Contributions	Capital Account Balance	Percentage Interest

Brandywine	$5,500,000	$5,5000,000	50%

Axinn	$5,500,000	$5,500,000	43.75%

LA	$0	$0	5%

Geffner Trust	$0	$0	1.25%